Exhibit (a)(1)(vii)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated September 18, 2007 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Applix, Inc.
at
$17.87 Net Per Share
by
Dimension Acquisition Corp.
a wholly-owned subsidiary of
Cognos Corporation
a wholly-owned subsidiary of
Cognos Incorporated

Dimension Acquisition Corp. (the “Offeror”), a Massachusetts corporation and an indirect, wholly-owned subsidiary of Cognos Incorporated, a corporation organized and existing under the laws of Canada (“Parent”), is offering to purchase all outstanding shares of common stock, $0.0025 par value per share (the “Shares”), of Applix, Inc., a Massachusetts corporation (the “Company”), at $17.87 per Share, net to the seller in cash without interest less any applicable witholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 18, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 16, 2007, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Pursuant to the Agreement and Plan of Merger, dated September 4, 2007, by and among Parent, Offeror and the Company (the “Merger Agreement”), as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company, and the Company will become an indirect, wholly-owned subsidiary of Parent (the “Merger”).

The board of directors of the Company unanimously adopted resolutions, among other things, approving the Offer and the Merger and determining that the Offer and the Merger are at a price and on terms that are fair to and in the best interests of the Company and the stockholders of the Company and unanimously recommending that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer to Offeror.

The Offer is conditioned upon, among other things: (i) prior to the then scheduled expiration date of the Offer, there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with all other Shares then owned by Parent and Offeror (if any), represents at least a majority of (x) all then outstanding Shares, plus (y) all Shares issued or issuable upon the exercise of all then outstanding Company options with an exercise price that is equal to or less than $17.87, plus (z) all Shares issued or issuable upon the exercise, conversion or exchange of any other securities or other rights (other than the Company options) that are exercisable, convertible or exchangeable for Shares; (ii) there be no governmental authority issuing an order or taking other action (including by instituting proceedings before a court of competent jurisdiction) making illegal or otherwise prohibiting the consummation of the Offer or the Merger or placing material limitations on the transaction; and (iii) all waiting periods under applicable antitrust laws having expired or been terminated. If any of these conditions is not satisfied, the Offeror (a) shall not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for any tendered Shares, (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares and (c) may terminate or amend the Offer as to Shares not then paid for. Offeror may waive any of the conditions to the Offer, except for the condition described in clause (i) above, which may only be waived with the prior written consent of the Company. The Offer is not conditioned upon Parent or the Offeror obtaining financing.

Subject to the parties’ rights to terminate the Merger Agreement if the Offer is not consummated by March 31, 2008 and the parties’ rights to otherwise terminate the Merger Agreement and Offer pursuant to the terms of the Merger Agreement, the Offer shall be extended by Offeror: (i) for successive periods of ten business days each, if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date for the Offer in order to permit the satisfaction of the conditions to the Offer; or (ii) for any period as may be required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but 100% of the Shares have not been tendered, the Offeror may, subject to certain conditions, extend the Offer for a subsequent offering period (a “Subsequent Offering Period”) of between three and twenty business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

For purposes of the Offer, the Offeror shall be deemed to have accepted for payment tendered Shares when, as and if the Offeror gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company), (ii) a properly completed and duly executed Letter of Transmittal and (iii) any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Tuesday, October 16, 2007 unless such Shares have been accepted for payment as provided in the Offer to Purchase; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s board of directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact Computershare Trust Company, N.A., the Depositary for the Offer, at (877) 282-1168.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Corporate Services
745 Seventh Avenue
New York, NY 10019

(212) 526-7850 (Call Collect)
or
Call Toll-Free (888) 610-5877

September 18, 2007